AMENDMENT TO THE
ADVISORS SERIES TRUST
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 5th day of December, 2013, to the Fund Administration Servicing Agreement, dated as of June 8, 2006, as amended (the "Agreement"), is entered into by and between Advisors Series Trust, a Delaware statutory trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Administration Servicing Agreement; and

WHEREAS, the parties desire to add the Semper Short Duration Fund; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

Exhibit GG is hereby superseded and replaced with Amended Exhibit GG attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Douglas G. Hess	By: /s/ Michael R. McVoy

Printed Name: Douglas G. Hess	Printed Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Amended Exhibit GG to the Advisors Series Trust Fund Administration
Servicing Agreement

Name of Series	Date Added
Semper MBS Total Return Fund	on or after June 28, 2013
Semper Short Duration Fund	on or after December 5, 2013

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief
Compliance Officer (CCO) Services Fee Schedule at December 2013

Annual Fee Based Upon Average Net Assets Per Fund*
___ basis points on the first $___  million
___ basis points on the next $___  million
___ basis points on the balance
Minimum annual fee:  $___ per fund

▪	Additional fee of $___ for each additional class
▪	Additional fee of $___ per manager/sub-advisor per fund
▪	Additional fee of $___ for a Controlled Foreign Corporation (CFC)

Services Included in Annual Fee Per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	USBFS Legal Administration (e.g., registration statement update)
▪

Chief Compliance Officer Annual Fees (Per Advisor Relationship/Fund)*
▪	$___ for the first fund (subject to Board approval)
▪	$___ for each additional fund (subject to change based on Board review and approval)
▪	$___ /sub-advisor per fund

Out-Of-Pocket Expenses
Including but not limited to corporate action services, fair value pricing services, factor services, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing (Charles River), Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.

* Subject to annual CPI increase, Milwaukee MSA.
Fees are calculated pro rata and billed monthly.

Advisor’s Signature not required at December 5, 2013 as fees are not changing – only the Semper Short Duration Fund is being added.

Amended Exhibit GG (continued) to the Advisors Series Trust Fund
Administration Servicing

Fund Administration & Compliance Portfolio Services Supplemental Services Fee Schedule at December 2013

Additional Legal Administration Services
▪	Subsequent new fund launch – $___ /project
▪	Subsequent new share class launch – $___ /project
▪	Multi-managed funds – as negotiated based upon specific requirements
▪	Proxy – as negotiated based upon specific requirements

Daily Compliance Services (Charles River)
▪	Base fee – $___ /fund per year
▪	Setup – $___ /fund group

Section 15(c) Reporting
▪	$___ /fund per report – first class
▪	$___ /additional class report

Equity & Fixed Income Attribution Reporting
▪	Fees are dependent upon portfolio makeup, services required, and benchmark requirements.